Exhibit 21.1

Hilltop Holdings Inc.

List of Subsidiaries

(Direct and Indirect)

Affordable Residential Communities LP

American Summit Insurance Company

ARC Dealership, Inc.

ARC Insurance Holdings, Inc.

ARC Insurance Services, Inc.

ARC Management Services, Inc.

ARC Real Estate Services, L.L.C.

ARC TRS, Inc.

ARCIV GV, Inc.

ARCMS, Inc.

Colonial Gardens Water, Inc.

Excalibur Financial Corporation

JE Murphy Company Inc.

JE Murphy Company of Florida, Inc.

NAGRUPCO, Ltd.

NALICO General Agency, Inc.

National Group Corporation

National Lloyds Insurance Company

NLASCO National Lloyds, Inc.

NLASCO Services, Inc.

NLASCO Underwriter Partnership

NLASCO, Inc.

Salmaha Irrigation Co.

WindStar Aviation Corp.